Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of ThermoGenesis Holdings, Inc. on Forms S-8 (Files No. 333-233731, 333-227425, 333-218082, 333-206996, 333-187197, 333-171564 and 333-140668), on Forms S-3 (Files No. 333-227426, 333-231526, 333-235509, 333-215638 and 333-212314), and on Forms S-1 (Files No. 333-264242 and 333-224185) of our report dated March 30, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of ThermoGenesis Holdings, Inc. as of December 31, 2022 and 2021 and for each of the two years ended in the period ended December 31, 2022, which report is included in this Annual Report on Form 10-K of ThermoGenesis Holdings, Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 30, 2023